Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                          ______________________

                      AQUILA BIOPHARMACEUTICALS, INC.
        (Exact name of registrant as specified in its charter)

      Delaware                                            04-3307818
(State or other jurisdiction                            (IRS Employer
of incorporation or organization)                     Identification Number)
                            365 Plantation Street
                       Worcester, Massachusetts 01605
                               (508) 797-5777
               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        AQUILA BIOPHARMACEUTICALS, INC.
                      1996 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the Plan)

                           Jane V. Hawkes, Secretary
                        Aquila Biopharmaceuticals, Inc.
                             c/o Bowditch & Dewey
                               311 Main Street
                         Worcester, Massachusetts 01608
                                (508) 791-3511
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

Title of each class of  Amount to be    Proposed maximum    Proposed maximum
securities to be        registered (1)  offering price per  aggregate offering
registered                                   share (2)           price (2)

Common Stock, par         200,000           $5.00              $1,000,000
value
$.01 per share

                                  Amount of
                              registration fee

                                    $303

(1) The number of shares of Aquila Biopharmaceuticals, Inc. common stock is based upon the estimated maximum number of such shares to be issued upon exercise of all options that may be issued under the aforesaid plans.
(2) Estimated solely pursuant to Rule 457 for the purposes of calculating the registration fee, based upon the last sale price of the common stock on April 1, 1997, as reported by the NASDAQ National Market System.




                                   PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


        Item 3. Incorporation of Documents by Reference.

             The following documents heretofore filed with the Commission are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

             2. The description of the Company's common stock as contained in the Company's Registration Statement on Form 8-A with respect to such securities and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. File No. 0-12081.

             In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the documents enumerated above, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Item 4.   Description of Securities - Not Applicable.


        Item 5.   Interests of Named Experts and Counsel

                                     EXPERTS

             The financial statements of the Company, incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as stated in their report which is also incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm, given upon the authority of that firm as experts in accounting and auditing.


                                  LEGAL OPINIONS

             The legality of the common stock being offered in this Registration Statement and certain other legal matters in connection with this offering are being passed upon for the Company by Bowditch & Dewey, LLP, Worcester, Massachusetts.

        Item 6.   Indemnification of Directors and Officers

             Section 145 of the Delaware General Corporation Law provides that the Company shall have the power to indemnify any director, officer, employee or agent for expenses (including attorneys fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit, action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the event an action against such a person is by or in the right of the Company and such person shall have been adjudged to be liable to the Company, such indemnification is permitted only to the extent that the Court of Chancery or the court in which such action is brought shall deem proper.

             Article III of the Company's By-Laws provides for indemnification of its directors, officers, employees or agents to the fullest extent provided by law.

             Article Sixth of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

             The Company maintains an Executive Liability and
        Indemnification Policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's By-Laws.

        Item 7.   Exemption from Registration Claimed - Not Applicable

        Item 8.   Exhibits

                  4.1 Specimen Certificate representing common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated October 21, 1996.) (File No.0-12081).

                  o5.1      Opinion of Bowditch & Dewey, LLP

                  o23.1     Consent of Coopers & Lybrand L.L.P.

                  o23.2     Consent of Bowditch & Dewey (included in
                            Exhibit 5.1).

                  o24.1 Power of Attorney (included on signature page).

        Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

             (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Commonwealth of Massachusetts on April 1, 1997


                                      AQUILA BIOPHARMACEUTICALS, INC.


                                           /s/ Alison Taunton-Rigby
                                      By: _______________________________
                                           Alison Taunton-Rigby
                                           President (Principal Executive
                                           Officer)


                                           /s/ Stephen J. DiPalma
                                      By: ______________________________
                                           Stephen J. DiPalma
                                           Vice President-Finance,
                                           Treasurer
                                           and Chief Financial Officer
                                           (Principal Financial Officer)


                                           /s/ Paul Foulkrod
                                      By: ______________________________
                                           Paul Foulkrod
                                           Principal Accounting Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below does hereby make, constitute and appoint Alison Taunton-Rigby and Jane V. Hawkes, and each of them, his true and lawful attorneys and agents with full power and authority, on his behalf, to execute and file with the Securities and Exchange Commission any amendment or amendments, including post-effective amendments, to this Registration Statement, and any and all instruments and documents which may be necessary or desirable in connection with the registration of the shares of common stock pursuant to this Registration Statement, and he does hereby ratify and confirm all of his said attorneys and agents may do or cause to be done by virtue hereof.

        Signature                        Title          Date

         /s/ Alison Taunton-Rigby
        ______________________________   Director       April  2, 1997
            Alison Taunton-Rigby

         /s/ Elliott D. Hillback, Jr.
        ______________________________   Director       April  2, 1997
            Elliott D. Hillback, Jr.

         /s/ John M. Nelson
        ______________________________   Director       April  2, 1997
            John M. Nelson

         /s/ Keith J. Dorrington
        ______________________________   Director       April  2, 1997
            Keith J. Dorrington

         /s/ Jeffrey T. Beaver
        ______________________________   Director       April  2, 1997
            Jeffrey T. Beaver


                                  EXHIBIT INDEX


             4.1 Specimen Certificate representing common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated October 21, 1996.) (File No.0-12081).

             o5.1      Opinion of Bowditch & Dewey, LLP

             o23.1     Consent of Coopers & Lybrand L.L.P.

             o23.2     Consent of Bowditch & Dewey (included in
                       Exhibit 5.1).

             o24.1     Power of Attorney (included on signature page).